Exhibit 15.2

YY INC.

April 26, 2013

Building 3-08 Yangcheng Creative Industry Zone

No.309 Huangpu Avenue Middle

Tianhe District

Guangzhou 510655

P.R.C

Dear Sirs/Madam

We consent to the reference to our firm under the headings of “Item 3D. Risk Factors” and “Item 4B. Business Overview — PRC Regulation” in YY Inc.’s Annual Report on Form 20-F for the year ended December 31, 2012, which will be filed with the Securities and Exchange Commission in the month of April, 2013. We also consent to the reference to our firm in the following sentence under the heading “Item 5A. Operating Results — Critical Accounting Policies — Consolidation”:

“As advised by our PRC counsel, Zhong Lun Law Firm, the contractual arrangements among Beijing Huanju Shidai and Beijing Tuda and its shareholders and the contractual arrangements among Beijing Huanju Shidai and Guangzhou Huaduo and its shareholders, governed by PRC law, are valid, binding and enforceable, and do not violate PRC laws currently in effect.”

We consent to the filing with the SEC of this consent letter as an exhibit to YY Inc.’s Annual Report on Form 20-F for the year ended December 31, 2012.

Yours faithfully,

/s/ ZHONG LUN LAW FIRM

Zhong Lun Law Firm